Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Ispire Technology Inc. (the “Company”) located at 19700 Magellan Drive, Los Angeles, California 90502, and Mr. Steven Paul Przybyla (“Executive”) (each a “Party” and collectively the “Parties”) effective as of the 25th day of June 2024 (“Effective Date”).

WHEREAS, the Company wishes to employ Executive on the terms set forth in this Agreement; and

WHEREAS, Executive wishes to become employed on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Employment Term/Prior Agreements.

a) Employment Term. Executive’s employment is at will, meaning that either party may terminate the employment at any time for any reason or no reason. Nothing in this Agreement is intended to create a promise or representation of continued employment or employment for a fixed period of time. The period of time between the Effective Date and the termination of the Executive’s employment shall be referred as the “Term.”

b) Prior Agreements. Any and all other prior agreements, under which Executive performed work for, or provided services to, the Company, or any affiliate of the Company, shall terminate, and be of no further force or effect as of the Effective Date. Nothing herein shall, however, be considered a waiver of any vested compensation Executive earned under any prior agreement.

2. Position and Duties.

a) Title. The Company hereby agrees to employ the Executive to serve as Chief Legal Officer and Secretary of the Company.

b) Duties. Executive shall report to the Company’s Board of Directors and Executive’s day-to-day activities and assignments shall be supervised by the Company’s Chief Executive Officer. Executive shall perform all duties and have all powers incident to the office he holds. Executive shall have responsibility for overseeing Company’s legal function, providing legal advice and counsel as needed, and reviewing and preparing material agreements and securities filings of the Company. Executive shall also perform such other duties and may exercise such other powers as may be assigned by the Board from time to time that are consistent with his title and status.

c) Board Service. If requested, Executive agrees, for no additional compensation beyond that provided for in this Agreement, to serve on the board of directors of any affiliates of the Company. If Executive’s employment ends for any reason, Executive agrees to immediately resign from any such board positions.

d) Full-Time Commitment/Outside Board Service. Throughout the Executive’s employment, the Executive shall devote substantially all of his professional time to the performance of his duties of employment with the Company (except as otherwise provided herein) and shall faithfully and industriously perform such duties. The Executive will be required to comply with all Company policies as may exist and be in effect from time to time. Notwithstanding the foregoing, nothing herein shall preclude Executive from serving, with the prior written consent of the Board, not to be unreasonably withheld, as a member of the board of directors or advisory board of non-competing for-profit businesses and charitable organizations so long as such activities do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. In no event shall Executive make use of any personnel or other resources of the Company in performing his duties for any such other business or other organization.

e) Executive Representations. The Executive represents and warrants to the Company that he is under no obligation or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or proprietary information or intellectual property in which any other person or entity has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person.

3. Compensation and Benefits.

a) Base Salary. In consideration for his work under the terms of this Agreement, the Executive shall earn a base salary in the gross amount of Four Hundred Thousand Dollars ($400,000.00) per year (“Base Salary”). Executive’s Base Salary shall be paid in equal semi-monthly installments, in accordance with the regular payroll practices of the Company. The Base Salary may be increased, but not decreased, from time to time during the Term.

b) Discretionary Annual Bonus. Executive shall be eligible for such bonus, if any, as determined in the sole and absolute discretion of the Compensation Committee (the “Bonus”). Executive’s Bonus target shall be 50% (fifty percent) of Executive’s then-applicable Base Salary. Any Bonus shall be paid in accordance with the customary practices of the Company and in no event more than 120 (one hundred twenty) days after the end of the Company’s fiscal year.

c) Intentionally Omitted.

d) Clawback Rules. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, including any annual incentive bonus and the Option, paid to the Executive under this Agreement, the Incentive Plan, or any other agreement or arrangement with the Company, which is subject to recovery under any law, government rule or regulation, or stock exchange listing requirement (“Clawback Rules”), will be subject to such deductions and clawback as may be required to be made pursuant to such Clawback Rules or any policy adopted by the Company pursuant to any such Clawback Rules. The Company shall decide, in its sole and absolute discretion, what policies it must adopt in order to comply with such Clawback Rules.

e) Benefits and Perquisites. Executive shall be eligible for any fringe benefits offered by the Company on the same terms and conditions as other executives. Such benefits may include group health benefits and a 401k retirement plan. The Company shall bear the costs of Executive’s bar registrations and continuing legal education required to maintain Executive’s bar membership(s). The Company reserves the right, in its sole discretion, to amend or terminate any employee benefit plan in accordance with applicable law.

f) Flexible Work Schedule; Time Off. Executive may take off as much time from work as he deems appropriate, at the times he deems appropriate, for any reason he deems appropriate. Executive’s right to flexibly schedule his work in this manner is not a form of additional wages and, accordingly, when Executive’s employment ends, the Company shall not pay Executive for any paid time off Executive decides not to take during his employment with the Company. Separate and apart from his unlimited paid time off, Executive will receive five paid sick days per calendar year, in accordance with the Company’s sick leave policies. In its sole discretion, the Company may amend, prospectively, the terms of Executive’s time off.

g) Taxes-Withholdings. All compensation paid or provided under this Agreement shall be subject to such deductions and withholdings for taxes and such other amounts as are required by law or elected by the Executive.

4. Business Expenses. The Company will reimburse or advance all reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including travel expenses, in accordance with the Company’s policies as established from time to time.

5. Termination of Employment. The Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason. On termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a) For Cause, or Without Good Reason. The Executive’s employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason. If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

i) any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

iv) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

b) Cause. For purposes of this Agreement, but not for purposes of the Incentive Plan, “Cause” shall mean the Executive:

i) intentionally fails to perform his material duties under this Agreement;

ii) refuses to comply with a lawful order of the CEO;

iii) materially breaches a material term of this Agreement;

iv) willfully and materially violates a material, written, Company policy and, as a direct result, causes material harm to the Company;

v) is convicted of, or pleads guilty or no contest to, a felony or crime involving moral turpitude;

vi) engages in conduct that constitutes gross negligence or willful misconduct in carrying out his duties;

vii) materially violates a federal or state law and that such violation has had a material detrimental effect on the Company’s reputation or business, provided, however, that no Cause to terminate employment may arise from: (A) violations of cannabis or tobacco related laws (federal, state, or local) inherent to the Company’s business; (B) a decision by a governmental entity to resume enforcement of cannabis or tobacco related laws that such governmental entity had temporarily declined to enforce; or (C) newly-created laws or regulations related to cannabis or tobacco that the Company violates mistakenly or violates deliberately by continuing to operate its business notwithstanding the creation of such new laws or regulations; or

viii) commits an act of fraud or dishonesty in the performance of his job duties;

provided, however, that in the case of (i) - (iv), and (vii)(A)-(C), if curable, the Executive shall have fifteen (15) days from the delivery of written notice by the Company within which to cure any acts or omissions constituting Cause. Furthermore, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing Executive’s duties hereunder for up to twenty (20) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason (as defined herein below) or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

c) Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Term without the Executive’s written consent:

i) a reduction in the Executive’s Base Salary, other than a general reduction in Base Salary of no more than ten percent (10%) that affects all similarly situated executives in substantially the same proportions;

ii) any material breach by the Company of any material provision of this Agreement, including failure to provide any material payment or benefit required to be provided to Executive under this Agreement;

iii) a material, adverse change in the Executive’s authority, duties, or responsibilities other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law;

Executive cannot resign employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for resignation for Good Reason within thirty (30) days after the initial existence of such grounds and the Company has had thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not resign his employment for Good Reason effective thirty-five (35) days after the Executive’s delivery of written notice of Good Reason, then Executive will be deemed to have waived the right to resign for Good Reason with respect to such grounds.

d) Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause, or by the Executive through resignation for Good Reason, the Executive shall be entitled to receive:

i) The Accrued Amounts;

ii) Severance pay in an amount equal to twelve (12) months of Executive’s then-applicable Base Salary (the “Severance Pay”). The Severance Pay will be paid to Executive in installments over a twelve-month period on the regular pay dates of the Company beginning on the first regular pay date that falls at least seven (7) days after the Release (defined below) become effective;

iii) Reimbursement for group health insurance premiums for the twelve-month period following the expiration of Executive’s group health benefits, if Executive timely elects to continue his group health benefits under the Consolidated Omnibus Reconciliation Act or applicable state law (collectively “COBRA”), provided that such COBRA premium reimbursements will end when Executive becomes eligible for group health benefits under another group health insurance plan;

iv) Immediate accelerated vesting of 50% of any unvested Equity Grants that are afforded to Executive under the Incentive Plan, regardless of the terms of the Incentive Plan, and the terms of this Agreement shall prevail over any contrary provision in the Incentive Plan or any award agreement.

e) Release. The Company’s obligation to pay Severance Pay, is expressly conditioned upon Executive’s execution of and delivery to the Company (and non-revocation) of a release (as drafted by the Company at the time of Executive’s termination of employment) which will include an unconditional release of all rights to any claims, charges, complaints, grievances, arising from or relating to Executive’s employment or its termination plus any other potential claims, known or unknown to Executive, against the Company, its affiliates or assigns, or any of their officers, directors, employees and agents, through to the date of Executive’s termination from employment (the “Release”). The Release shall not be mutual but may contain mutual confidentiality and non-disparagement provisions and requirements that certain features of this Agreement remain in effect. The Release shall not require Executive to waive or release: (i) any rights to vested or earned compensation of any kind; (ii) rights to defense and indemnification or to insurance therefore; (iii) any rights as a shareholder, option holder, unitholder; (iv) rights as a participant in the Company’s Incentive Plan; or (v) any rights that may not be waived or released under applicable law.

f) Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by resignation of Executive during the Term (other than termination on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto. The Notice of Termination shall specify:

i) The termination provision of this Agreement relied upon;

ii) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

iii) The applicable Termination Date.

g) Termination Date. The Executive’s “Termination Date” shall be:

(i) If Executive’s employment hereunder terminates on account of Executive’s death, the date of the Executive’s death;

(ii) If the Company terminates Executive’s employment hereunder for any reason, the date the Notice of Termination is delivered to the Executive;

(iii) If Executive resigns his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination.

6. Confidentiality.

a) Confidential Information. The Executive acknowledges that the Executive will occupy a position of trust and confidence. The Company, from time to time, may disclose to the Executive, and the Executive will require access to and may generate confidential and proprietary information (no matter how created or stored) concerning the business practices, products, services, and operations of the Company which is not known to its competitors or within its industry generally and which is of great competitive value to it, including, but not limited to: (i) Trade Secrets (as defined herein), inventions, mask works, ideas, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, software, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding research, development, products, marketing plans, market research and forecasts, bids, proposals, quotes, business plans, budgets, financial information and projections, overhead costs, profit margins, pricing policies and practices, accounts, processes, planned collaborations or alliances, licenses, suppliers and customers; (iii) operational information including deployment plans, means and methods of performing services, operational needs information, and operational policies and practices; and (iv) any information obtained by the Company from any third party that the Company treats or agrees to treat as confidential or proprietary information of the third party (collectively, “Confidential Information”). The Executive acknowledges and agrees that Confidential Information includes Confidential Information disclosed to the Executive prior to entering into this Agreement.

b) Trade Secrets. “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.

c) Restrictions On Use and Disclosure of Confidential Information. The Executive agrees during his employment and after his employment ends, the Executive will hold the Confidential Information in strict confidence and will neither use the information nor disclose it to anyone, except to the extent necessary to carry out the Executive’s responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company. Nothing in this Agreement shall be deemed to prohibit the Executive from disclosing any concerns about suspected unlawful conduct to any proper government authority subject to proper jurisdiction. This provision shall survive the termination of the Executive’s employment for so long as the Company maintains the secrecy of the Confidential Information and the Confidential Information has competitive value; and to the extent such information is otherwise protected by statute for a longer period, for example and not by way of limitation, the Defend Trade Secrets Act of 2016 (“DTSA”), then until such information ceases to have statutory protection.

d) Defend Trade Secrets Act. Misappropriation of a Trade Secret of the Company in breach of this Agreement may subject the Executive to liability under the DTSA, entitle the Company to injunctive relief, and require the Executive to pay compensatory damages, double damages, and attorneys’ fees to the Company. Notwithstanding any other provision of this Agreement, Executive hereby is notified in accordance with the DTSA that Executive will not be held criminally or civilly liable under a federal or state law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, provided that the Executive must file any document containing the trade secret under seal, and must not disclose the trade secret, except pursuant to court order.

7. Inventions and Proprietary Information.

a) Definitions.

(i) “Intellectual Property Rights” means all rights in and to United States and foreign: (A) patents, patent disclosures, and inventions (whether patentable or not), (B) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (C) copyrights and works of authorship (whether copyrightable or not), including computer programs, mask works, and rights in data and databases, (D) trade secrets, know-how, and other confidential information, (E) all other intellectual property rights, in each case whether registered or unregistered, and including all rights of priority in and all rights to apply to register for such rights, all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world, (F) any and all royalties, fees, income, payments, and other proceeds with respect to any and all of the foregoing, and (G) any and all claims and causes of action with respect to any of the foregoing, including all rights to recover for infringement, misappropriation, or dilution of the foregoing, and all rights corresponding thereto throughout the world.

ii) “Work Product” means, without limitation, any and all ideas, concepts, information, materials, processes, methods, data, programs, know-how, technology, improvements, discoveries, developments, works of authorship, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights that presently exist or may come to exist in the future in any of the items listed above.

b) Work Product.

(i) All right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto shall be the sole and exclusive property of the Company.

(ii) The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to: (A) use, commercialize, or otherwise exploit any Work Product or (B) file an application for patent, copyright registration, or registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Executive now or in the future as a result of such activities.

(iii) The Work Product is and shall at all times remain the Confidential Information of the Company.

c) Work Made for Hire; Assignment; Limitations.

(i) The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest, in and to all Work Product and Intellectual Property Rights therein, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than the Company would have had in the absence of this Agreement.

(ii) To the extent that the Executive has not separately assigned any Prior Inventions, the Executive hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Executive’s entire right, title, and interest in and to all Prior Inventions, including without limitation the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s right, title, or interest in any Prior Inventions so as to be less in any respect than the Company would have had in the absence of this Agreement.

(iii) The provisions of this Agreement related to assignment of Intellectual Property Rights do not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code, a copy of which is annexed hereto as Appendix “A.”

8. Return of Property/Post-Employment Representations. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property and documents belonging to the Company and not retain any copies, including, but not limited to, any keys, access cards, badges, laptops, computers, cell phones, wireless electronic mail devices, USB drives, other equipment, documents, reports, files, and other property provided by or belonging to the Company. Executive shall provide all usernames and passwords to all electronic devices, documents, and accounts, including any social media accounts Executive used in connection with his duties. Upon request, the Executive shall return all Company-related documents and data on personal devices and delete such documents and data upon the request of the Company. The Executive shall give written acknowledgment of the return and/or deletion of Company-related documents and data upon request of the Company. On and after the Termination Date, Executive shall no longer represent to anyone that he remains employed by the Company and shall take affirmative action to amend any statements to the contrary on any social media sites, including but not limited to Linked-in and Facebook.

9. Use of Name and Likeness. Executive grants the Company permission to use his name, voice, image or likeness, for the purposes of advertising and promoting the Company, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law for the duration of the Term and for a period of one year after the Term ends.

10. Indemnification/Insurance. The Company shall defend, indemnify, and hold Executive harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees and expenses), losses, and damages resulting from the good faith performance of Executive’s duties and obligations under this Agreement. This promise of defense, indemnity and advancement of expenses is in addition to, and not in substitution of, any such rights Executive has under the company’s articles of incorporation or bylaws, or pursuant to applicable law. During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor and at a level no lower than the amount of coverage in place on the Effective Date.

11. Survival of Provisions. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

12. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been given when delivered by email with return receipt requested, upon the obtaining of a valid return receipt from the recipient, by hand, or mailed by nationally recognized overnight delivery service, addressed to the Parties’ addresses specified below or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt:

To the Company:

Ispire Technology Inc.

Attn: Mr. Michael Wang

Co-Chief Executive Officer

19700 Magellan Drive

Los Angeles, California 90502

Email: michael@getispire.com

With a copy that will not constitute notice to:

Richard Anslow, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Email: ranslow@egsllp.com

To the Executive: At the address on the most recent Form W-4 Executive has provided to the Company or at any personal email address Executive has provided to the Company.

13. Tax Matters. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Assignment. The Executive may not assign any part of the Executive’s rights or obligations under this Agreement. The Executive agrees and hereby consents that the Company may assign this Agreement to a third party that acquires or succeeds to the Company’s business, that the provisions hereof are enforceable against the Executive by such assignee or successor in interest, and that this Agreement shall become an obligation of, inure to the benefit of, and be assigned to, any legal successor or successors to the Company.

15. Governing Law. This Agreement, the rights and obligations of the Parties hereto, and any claims or disputes relating thereto, shall be governed by, and construed in accordance with the law of the State of California (without regard to its conflicts of laws provisions), provided that, the arbitration provisions of this Agreement shall be governed solely by The Federal Arbitration Act, 9 U.S.C. §§ 1-402.

16. Binding Arbitration/Waiver of Jury Trial. Any controversy, dispute, or claim, arising out of or relating to Executive’s employment with the Company, the termination thereof, this Agreement, or the breach of this Agreement, shall be resolved by arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The JAMS Rules are available on the internet at https://www.jamsadr.com/rules-employment-arbitration/. Jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of this Agreement and this arbitration provision, and who is a proper party to the arbitration, shall be submitted to and ruled on by the arbitrator. Unless the relevant law requires otherwise, the arbitrator shall have the authority to determine jurisdiction and arbitrability issues as a preliminary matter. Judgment on the Award may be entered in any court having jurisdiction. The Parties understand and agree that this arbitration provision results in a WAIVER OF TRIAL BY JURY in all such disputes.

17. Headings. Titles or captions of sections or paragraphs contained in this Agreement are intended solely for the convenience of reference, and shall not serve to define, limit, extend, modify, or describe the scope of this Agreement or the meaning of any provision hereof. The language used in this Agreement is deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any person.

18. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the full extent permitted by applicable law.

19. Waiver; Modification. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20. Recitals; Entire Agreement. The Recitals are hereby incorporated into this Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements, inducements, or representations, oral or otherwise, express, or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

21. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall have the efficacy of a signed original and may be transmitted by facsimile or email. Each copy, facsimile copy, or emailed copy of any such signed counterpart may be used in lieu of the original for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Executive Employment Agreement effective as of the date first written above.

ISPIRE TECHNOLOGY INC.

By:	/s/ Michael Wang

Print Name:	Michael Wang

Print Title:	CEO

EXECUTIVE

/s/ Steven P. Przybyla
Steven P Przybyla

Attachment: Appendix A

APPENDIX A

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.